Exhibit 99.1

FOR IMMEDIATE RELEASE
February 22, 2007

Interline Brands, Inc. Reports
Record Sales and Earnings

JACKSONVILLE, Fla. - February 22, 2007 - Interline Brands, Inc. (NYSE: IBI) (“Interline” or the “Company”) today reported record sales and earnings for 2006.

Adjusted pro forma earnings per diluted share for 2006 increased 20% to $1.34 on adjusted pro forma net income of $44.0 million.  This compares to adjusted pro forma earnings per diluted share of $1.12 for 2005 on adjusted pro forma net income of $36.3 million.  GAAP earnings per diluted share was $0.95 on net income of $31.2 million in 2006 compared to GAAP earnings per diluted share of $0.89 in 2005 on net income of $28.8 million.

Sales for the year ended December 29, 2006 increased $215.6 million, or 25%, to a record $1.068 billion, compared to $851.9 million in 2005 on one less selling day.  Average organic daily sales grew 8.3% as a result of strong execution of the company’s strategic growth initiatives.  The acquisition of AmSan in July 2006 added $129.8 million in sales in the second half of 2006 while the acquisition of Copperfield in July 2005 added $18.6 million in sales in the first half of 2006.  As a result, average daily sales grew 25.8% in 2006.

Gross profit for 2006 increased $83.3 million, or 26%, to $408.9 million from $325.6 million in 2005.  Gross profit as a percentage of sales increased to 38.3% in 2006 from 38.2% in 2005.

SG&A expenses increased $63.2 million or 28% in 2006 to $292.8 million from $229.6 million in 2005.  SG&A expenses as a percentage of sales increased to 27.4% in 2006 from 27.0% in 2005.  SG&A expenses in 2006 included $3.8 million in share-based compensation expense, which is $2.9 million more than in the prior year.  In addition, 2006 included $43.1 million in incremental expense related to the operations of Copperfield and AmSan.  Excluding share based compensation and incremental expense related to new acquisitions, SG&A expenses increased 7.5% on average organic daily sales growth of 8.3%.

Operating income increased $19.7 million or 24% to a record $101.7 million in 2006 from $82.0 million in 2005.  Operating income as a percentage of sales was 9.5% in 2006 and 9.6% in 2005.  Adjusted EBITDA increased 21% to a record $116.7 million in 2006 from $96.6 million in 2005.

Cash provided by operations was $29.9 million in 2006, compared to cash provided by operations of $38.8 million in 2005.  The decrease in 2006 cash from operations is largely the result of an increase in net working capital deployed to support growth.

Michael Grebe, Interline’s Chairman and Chief Executive Officer, stated, “We are extremely pleased with our performance in 2006, which was our second full fiscal year as a publicly traded company.  I am very proud of the leadership, dedication, and strong execution shown by the Interline team.  Our strong financial performance and high level of customer service continues to reflect the benefits of our diversified and proprietary business model.”

In the fourth quarter of 2006, earnings per diluted share increased 25% to $0.35 on net income of $11.4 million for the fourth quarter of 2006 compared to $0.28 on $9.1 million in net income in the same period last year.

Sales for the fourth quarter increased $67.3 million, or 30%, to $293.3 million, compared to $226.0 million in the comparable 2005 period.  Average daily sales growth was 29.8%.  Average organic daily sales growth was 2.6%.  Interline’s facilities maintenance market, which represented 60% of sales in the fourth quarter of 2006, grew 11.5% in the quarter on an average organic daily sales basis and grew 70% including AmSan, which the company acquired in July of 2006.  The pro contractor market, which represents 25% of sales, declined 2.5% in the quarter. The specialty distributor market, which represents 15% of sales, declined 7.9%.

William Sanford, Chief Operating Officer, commented “Revenue growth in our facilities maintenance markets was robust, as customer demand for our supply-chain management programs continued to increase during the quarter.  After two years of double digit organic sales growth, our pro contractor market began to slow during the quarter. We feel that this is primarily a reflection of the slowing residential construction and remodeling markets, and partially due to our exceptionally strong performance in the fourth quarter of 2005, during which we had unusually high sales of chimney repair products, as well as storm-related sales which did not repeat in the 2006 fourth quarter.”

As a percentage of sales, gross profit in the fourth quarter of 2006 was 38.7% compared to 38.4% for the same period last year.  Operating income increased $5.9 million to $26.8 million, or 9.1% of sales in the fourth quarter of 2006 from $20.9 million, or 9.3% of sales for the same period last year.

Business Outlook

Mr. Grebe stated, “2006 was a very successful year for Interline Brands. We executed well across all of our markets and remain confident in our ability to grow sales and earnings over the long term.  Despite current economic conditions in our pro contractor and specialty distributor markets, our underlying businesses remain strong.  We plan to continue investing in our proven growth initiatives, as well as in our operations infrastructure, to ensure long-term revenue and earnings growth for Interline.

We feel very positive about our facilities maintenance business and believe we will continue to take market share.  Our multi-family housing business is very strong and we feel that the addition of AmSan to our portfolio will create numerous opportunities to increase share in this very diverse market.

The refinancing that we completed in July of 2006 significantly strengthened our balance sheet and positions us well to make acquisitions as opportunities arise.  M&A activity remains strong in the markets we serve, and our team is pursuing well-run companies that represent a strategic fit with Interline.

The integration of AmSan onto our common operating platform will be a major focus for fiscal year 2007.  As part of this process, we will also be making upgrades to our distribution and logistics infrastructure in order to increase our capacity and lower our operating costs over the long-term.

Despite soft economic conditions in our pro contractor and specialty distributor markets, as well as a generally heavy level of investment spending throughout the year, we project that fiscal year 2007 earnings per share will be between $1.49 and $1.55.

The first quarter of the fiscal year will be challenging given economic conditions in the pro contractor and specialty distributor end markets, as well as our strong performance in the first quarter of 2006.  We therefore project earnings per share for the first quarter of 2007 to be between $0.27 and $0.29.”

Adjusted pro forma earnings per diluted share was $1.34 for fiscal year 2006 and excludes a $20.8 million loss on early extinguishment of debt, or $0.39 per share, which was incurred in June 2006 when the Company refinanced its 11½% senior subordinated notes and its senior bank credit facility.

GAAP earnings per diluted share was $0.95 for fiscal year 2006.  GAAP earnings per diluted share was $0.26 for the first quarter of 2006.

Conference Call

Interline Brands will host a conference call February 23, 2007 at 9:00 a.m. Eastern Standard time.  Interested parties may listen to the call toll free by dialing 1-800-427-0638 or 1-706-634-1170.  A digital recording will be available for replay two hours after the completion of the conference call by calling 1-800-642-1687 or 1-706-645-9291 and referencing Conference I.D. Number 6086838.  This recording will expire on March 9, 2007.

About Interline

Interline Brands, Inc. is a leading national distributor and direct marketer with headquarters in Jacksonville, Florida.  Interline provides maintenance, repair and operations (MRO) products to approximately 200,000 facilities maintenance professionals, pro contractors and specialty distributors across North America and Central America.

Non-GAAP Financial Information

This press release contains financial information determined by methods other than in accordance with GAAP.  Interline’s management uses non-GAAP measures in its analysis of the Company’s performance.  There were certain transactions that were associated with the Company’s IPO, follow on secondary offering and refinancing activities that affected the period-over-period comparability of the Company’s financial statements as presented in conformity with generally accepted accounting principles.  These transactions included the recording of IPO and secondary offering related activities such as the expense associated with the early extinguishment of debt and the termination of interest rate swap arrangements, the timing effect of paying off debt with proceeds from the IPO and secondary offering expenses as well as any loss on early extinguishment of debt related to the Company’s 2006 refinancing activities or prepayment of term debt.  In order to present a meaningful comparison, the accompanying table below shows the estimated effect on the Company’s net income of recording the IPO transactions as if they had occurred at the beginning of the periods presented and excluding loss on early extinguishment of debt and secondary offering expenses.  Management believes presentations of financial measures excluding the impact of these items provide useful supplemental information in evaluating the financial results of the business.  These disclosures should not be viewed as a substitute for operating income or net income determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.  Investors are encouraged to review the reconciliation of these and other non-GAAP financial measures to the comparable GAAP results available in the accompanying table.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements.  The Company has tried, whenever possible, to identify these forward-looking statements using words such as “projects,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” and similar expressions.  Similarly, statements herein that describe the Company’s business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements.  The risks and uncertainties involving forward-looking statements include the failure to realize expected benefits from the American Sanitary acquisition, material facilities systems disruptions and shutdowns, the failure to locate, acquire and integrate acquisition candidates, commodity price risk, foreign currency exchange risk, interest rate risk, the dependence on key employees and other risks described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2005, the Company’s Quarterly Reports filed on Form 10-Q, and the Company’s Registration Statement on Form S-3 filed May 24, 2006.  These statements reflect the Company’s current beliefs and are based upon information currently available to it.  Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time.  The Company does not currently intend, however, to update the information provided today prior to its next earnings release.

CONTACT: Tom Tossavainen

PHONE: 904-421-1441

INTERLINE BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 29, 2006 AND DECEMBER 30, 2005

(in thousands, except share and per share data)

	December 29,	December 30,
	2006	2005
ASSETS
Current Assets:
Cash and cash equivalents	$6,852	$2,958
Accounts receivable - trade (net of allowance for doubtful accounts of $10,224 and $8,150)	142,901	113,271
Accounts receivable - other	15,663	12,163
Inventory	201,662	165,282
Prepaid expenses and other current assets	7,252	5,498
Deferred income taxes	17,821	13,945
Total current assets	392,151	313,117

Property and equipment, net	31,754	29,865
Goodwill	313,077	249,574
Other intangible assets, net	143,440	104,244
Other assets	10,147	8,969
Total assets	$890,569	$705,769

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$67,493	$69,182
Accrued expenses and other current liabilities	33,240	21,574
Accrued merger expenses	5,482	5,408
Accrued interest	3,516	2,152
Income taxes payable	2,486	1,780
Revolver	—	3,000
Current portion of long-term debt	2,416	1,400
Capital lease - current	307	452
Total current liabilities	114,940	104,948

Long-Term Liabilities:
Deferred income taxes	34,799	34,646
Long-term debt, net of current portion	418,650	280,675
Capital lease - long term	683	958
Other liabilities	818	—
Total liabilities	569,890	421,227
Commitments and contingencies
Senior preferred stock, $0.01 par value, 20,000,000 shares authorized, no shares outstanding as of December 29, 2006 and December 30, 2005	—	—

Stockholders’ Equity:
Common stock; $0.01 par value, 100,000,000 authorized; 32,308,221 issued and 32,284,069 outstanding as of December 29, 2006 and 32,220,669 issued and outstanding as of December 30, 2005	323	322
Additional paid-in capital	561,634	558,183
Accumulated deficit	(241,852)	(273,037)
Accumulated other comprehensive income	1,072	992
Deferred compensation	—	(1,918)
Treasury stock, at cost, 24,152 shares as of December 29, 2006	(498)	—
Total stockholders’ equity	320,679	284,542
Total liabilities and stockholders’ equity	$890,569	$705,769

INTERLINE BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

THREE AND TWELVE MONTHS ENDED DECEMBER 29, 2006 AND DECEMBER 30, 2005

(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 29,	December 30,	December 29,	December 30,
	2006	2005	2006	2005

Net sales	$293,305	$225,960	$1,067,570	$851,928
Cost of sales	179,720	139,270	658,698	526,334
Gross profit	113,585	86,690	408,872	325,594

Operating Expenses:
Selling, general and administrative expenses	83,193	62,401	292,752	229,595
Depreciation and amortization	3,607	3,350	14,427	13,049
Secondary offering costs	—	9	—	932
Total operating expense	86,800	65,760	307,179	243,576
Operating income	26,785	20,930	101,693	82,018

Loss on extinguishment of debt	(143)	—	(20,843)	(10,340)
Interest expense	(8,627)	(6,709)	(31,367)	(25,419)
Interest income	180	64	591	236
Other income	89	165	606	639
Income before income taxes	18,284	14,450	50,680	47,134
Income tax provision	6,894	5,327	19,495	18,335
Net income	$11,390	$9,123	$31,185	$28,799

Earnings Per Share:
Basic	$0.35	$0.28	$0.97	$0.90
Diluted	$0.35	$0.28	$0.95	$0.89

Weighted-Average Shares Outstanding:
Basic	32,191,869	32,077,904	32,141,958	32,004,007
Diluted	32,827,777	32,576,080	32,748,400	32,443,772

INTERLINE BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

TWELVE MONTHS ENDED DECEMBER 29, 2006 AND DECEMBER 30, 2005

(in thousands)

	Twelve Months Ended
	December 29,	December 30,
	2006	2005
Cash Flows from Operating Activities:
Net income	$31,185	$28,799
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,427	13,049
Amortization of debt issuance costs	1,352	1,610
Amortization of discount on 8 1/8% senior subordinated notes	63	—
Write-off of debt issuance costs	7,180	2,290
Tender and redemption premiums on 11 1/2% senior subordinated notes	13,663	8,050
Share-based compensation	3,847	965
Deferred income taxes	(2,199)	(2,364)
Provision for doubtful accounts	3,443	2,828
Loss on disposal of property and equipment	83	53
Excess tax benefits from share-based compensation	(478)	215

Changes in assets and liabilities which provided (used) cash, net of business acquired:
Accounts receivable - trade	(5,027)	(13,874)
Accounts receivable - other	(2,041)	3,521
Inventory	(18,555)	(10,175)
Prepaid expenses and other current assets	70	(1,869)
Other assets	(546)	99
Accounts payable	(18,571)	11,282
Accrued expenses and other current liabilities	(107)	1,137
Accrued merger expenses	(217)	(428)
Accrued interest	1,271	(890)
Income taxes payable	1,060	(5,460)
Other liabilities	43	—
Net cash provided by operating activities	29,946	38,838
Cash Flows from Investing Activities:
Purchase of property and equipment, net	(7,813)	(7,920)
Purchase of businesses, net of cash acquired	(131,485)	(73,213)
Net cash used in investing activities	(139,298)	(81,133)
Cash Flows from Financing Activities:
(Decrease) Increase in revolver, net	(3,000)	3,000
Repayment of term debt	(160,008)	(1,200)
Repayment of 11 1/2% senior subordinated notes	(130,000)	(70,000)
Payment of tender and redemption premiums on 11 1/2% senior subordinated notes	(13,663)	(8,050)
Proceeds from issuance of 8 1/8% senior subordinated notes, net of discount	198,566	—
Proceeds from issuance of term debt	230,000	50,000
Payment of debt issuance costs	(9,724)	(838)
Proceeds from stock options exercised	1,046	1,693
Excess tax benefits from share-based compensation	478	—
Payments on capital lease obligations	(439)	(335)
Initial public offering costs	(30)	(665)
Proceeds from exercise of underwriters over-allotment options	—	2,333
Net cash provided by (used in) financing activities	113,226	(24,062)
Effect of exchange rate changes on cash and cash equivalents	20	137
Net increase (decrease) in cash and cash equivalents	3,894	(66,220)
Cash and cash equivalents at beginning of period	2,958	69,178
Cash and cash equivalents at end of period	$6,852	$2,958

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for :
Interest	$29,232	$23,363
Income taxes, net of refunds	$21,101	$26,003

Schedule of Non-Cash Investing and Financing Activities:
Treasury stock acquired with accrued expenses and other current liabilities	$498	$—
Adjustments to liabilities assumed and goodwill on businesses acquired	$1,535	$8,443

INTERLINE BRANDS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION
THREE AND TWELVE MONTHS ENDED DECEMBER 29, 2006 AND DECEMBER 30, 2005
(In thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 29,	December 30,	December 29,	December 30,
	2006	2005	2006	2005

Income before income taxes (GAAP)	$18,284	$14,450	$50,680	$47,134
Add back the following item:
Loss on early extinguishment of debt	143	—	20,843	10,340
Adjust interest expense associated with the use of IPO proceeds to redeem a portion of previously outstanding 11½% senior subordinated notes
	—	—	—
Additional expense for secondary offering	—	9	—	932
Adjusted pro forma income before income taxes	18,427	14,459	71,523	58,862
Provision for income taxes	6,948	5,327	27,513	22,529
Adjusted pro forma net income	$11,479	$9,132	$44,010	$36,333

Adjusted pro forma earnings per share - basic	$0.36	$0.28	$1.37	$1.14
Adjusted pro forma earnings per share - diluted	$0.35	$0.28	$1.34	$1.12

Shares outstanding - basic	32,191,869	32,077,904	32,141,958	32,004,007
Shares outstanding - diluted	32,827,777	32,576,080	32,748,400	32,443,772

Daily Sales Calculations	Three Months Ended			Twelve Months Ended
	December 29,	December 30,		December 29,	December 30,
	2006	2005	% Variance	2006	2005	% Variance

Net Sales	$293,305	$225,960	29.8%	$1,067,570	$851,928	25.3%
Less Acquisitions:
AmSan	(61,489)	—		(129,752)	—
Copperfield	—	—		(18,615)	—
Organic Sales	$231,816	$225,960	2.6%	$919,203	$851,928	7.9%

Daily Sales:
Ship Days	61	61	252	253
Average Daily Sales	$4,808	$3,704	29.8%	$4,236	$3,367	25.8%
Average Organic Daily Sales	$3,800	$3,704	2.6%	$3,648	$3,367	8.3%

Average daily sales are defined as sales for a period of time divided by the number of shipping days in that period of time.

Average organic daily sales are defined as sales for a period of time divided by the number of shipping days in that period of time excluding any sales from acquisitions made subsequent to the beginning of the prior year period.

	Three Months Ended		Twelve Months Ended
	December 29,	December 30,	December 29,	December 30,
	2006	2005	2006	2005
Adjusted EBITDA:
Net income (GAAP)	$11,390	$9,123	$31,185	$28,799
Interest expense	8,627	6,709	31,367	25,419
Interest income	(180)	(64)	(591)	(236)
Loss on early extinguishment of debt	143	—	20,843	10,340
Additional expense for secondary offering	—	9	—	932
Income tax provision	6,894	5,327	19,495	18,335
Depreciation and amortization	3,607	3,350	14,427	13,049
Adjusted EBITDA	$30,481	$24,454	$116,726	$96,638

Adjusted EBITDA is presented herein because we believe it to be relevant and useful information to our investors because it is used by our management to evaluate the operating performance of our business and compare our operating performance with that of our competitors.  Management also uses Adjusted EBITDA for planning purposes, including the preparation of annual operating budgets, to determine appropriate levels of operating and capital investments.  Adjusted EBITDA excludes certain items, including loss on extinguishment of debt and additional expense for secondary offering, which we believe are not indicative of our core operating results.  We therefore utilize Adjusted EBITDA as a useful alternative to net income as an indicator of our operating performance.  However, Adjusted EBITDA is not a measure of financial performance under GAAP and Adjusted EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as net income.  While we believe that some of the items excluded from Adjusted EBITDA are not indicative of our core operating results, these items do impact our income statement, and management therefore utilizes Adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income and gross margin.